Exhibit 10.1
INVESTMENT PLACEMENT AGREEMENT
THIS INVESTMENT PLACEMENT AGREEMENT (this “Agreement”) is made and entered into as of the 15th day of June, 2012, by and between America First Tax Exempt Investors, L.P., a Delaware limited partnership (the “Fund”), and America First Capital Associates Limited Partnership Two, a Nebraska limited partnership serving as the sole general partner of the Fund (the “General Partner”).
W I T N E S S E T H:
WHEREAS, the Fund has been formed for the primary purpose of acquiring federally tax-exempt mortgage revenue bonds issued by state and local housing authorities to provide construction and/or permanent financing for multifamily housing projects that provide affordable housing in their market areas (“Multifamily Bonds”); and
WHEREAS, the General Partner is currently allowed to receive a mortgage placement fee of up to 1.0% of the amount invested by the Fund in Multifamily Bonds that is typically paid out of the bond proceeds provided by the Fund to the underlying borrowers; and
WHEREAS, the General Partner has currently identified one Multifamily Bond, Arbors of Hickory Ridge, which was purchased by the Fund at a face value of $10 million on June 14, 2012
WHEREAS, the Fund desires to encourage the General Partner to identify, evaluate and develop Multifamily Bonds on behalf of the Fund by directly paying a placement fee to the General Partner in connection with the placement of this Multifamily Bond into the Fund
NOW, THEREFORE, in consideration of the mutual promises and covenants made herein, the Fund and the General Partner agree as follows:
1. Placement Fee. As compensation to the General Partner for the identification, evaluation, development and negotiation of the Arbors of Hickory Ridge Multifamily Bond, the Fund will pay a placement fee to the General Partner, but in no event to exceed 1.0% of the total principal amount of such Multifamily Bond (excluding any accrued interest thereto). Such placement fee will be made within 15 business days of the Fund acquiring the Multifamily Bond.
3. Termination. This Agreement may be terminated, without penalty, by either party upon delivery of 60 day's prior written notice to the other party. The Fund may terminate this Agreement pursuant to this Section 3 by a vote of the holders of a majority of the issued and outstanding Beneficial Unit Certificates representing assigned limited partner interests in the Fund pursuant to Section 5.03(c) of the Limited Partnership Agreement.
4. Amendment. This Agreement may be amended at any time by action of the Fund and the General Partner, provided that any such amendment must be in writing and signed by the Fund and the General Partner.
5. Applicable Law. This Agreement and the rights of the parties hereunder shall be construed and interpreted under the laws of the State of Nebraska.
6. Entire Agreement. This Agreement sets forth all, and is intended by all parties to be an integration of all, promises, agreements and understanding among the parties hereto with respect to the subject matter hereof and no other promises, agreements or understanding, whether written or oral, expressed or implied, with respect thereto shall have any force or effect whatsoever.

IN WITNESS WHEREOF, each of the Fund and the General Partner has caused this Agreement to be duly executed on its behalf as of the date first above written.

America First TAX EXEMPT INVESTORS, L.P.
By: /s/ Mark A. Hiatt
Mark A. Hiatt, President

America First Capital Associates Limited Partnership Two
By: The Burlington Capital Group L.L.C., its general partner
By:     /s/ Lisa Roskens _ ___
Lisa Roskens, President and Chief Executive Officer